UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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FS KKR CAPITAL CORP. II

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE

On March 2, 2020, FS KKR Capital Corp. II (the “Company”) filed with the Securities and Exchange Commission its definitive proxy statement for the 2020 Annual Meeting of Stockholders to be held on April 23, 2020 (the “Proxy Statement”). This Amendment No. 1 (this “Amendment No. 1”) is being filed to amend the “Background and 1940 Act Requirements” and “Recommendation and Rationale” sections appearing on pages 32 and 33 of the Proxy Statement in order to reflect the Company’s decision to forego the issuance of a new class of perpetual preferred stock of the Company with an aggregate liquidation preference representing approximately 20% of the Company’s net asset value to all holders of the Company’s common stock on a pro rata basis (the “Recapitalization Transaction”). In light of the recent volatility in the financial markets due to COVID-19 (more commonly known as the coronavirus), the Company has determined that it will not complete the Recapitalization Transaction.

Except as described below, this Amendment No. 1 does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

CHANGE TO PROXY STATEMENT

All materials reported on pages 32 and 33 of the Proxy Statement are hereby amended and restated in their entirety as follows, with deletions indicated by strikethrough and additions indicated by underlining:

PROPOSAL 2: APPROVAL OF APPLICATION OF REDUCED ASSET COVERAGE

REQUIREMENTS TO THE COMPANY TO ALLOW THE COMPANY TO DOUBLE THE

MAXIMUM AMOUNT OF ITS PERMITTED BORROWINGS

Background and 1940 Act Requirements

The Company is a closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. Section 61(a) of the 1940 Act applies asset coverage requirements which limit the ability of BDCs to incur leverage. Prior to the passage of the Small Business Credit Availability Act (the “SBCA Act”) on March 23, 2018, these asset coverage requirements prohibited a BDC from issuing debt securities or preferred stock (collectively referred to as “senior securities”) unless, immediately after such issuance, the BDC had “asset coverage” of at least 200%. For purposes of the 1940 Act, “asset coverage” means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such BDC’s preferred stock). As a result of these historical asset coverage requirements (which limited BDCs to a 1:1 debt-to-equity ratio), the Company believes that BDCs generally operate at lower levels of leverage than many private investment funds focused on similar asset classes, collateralized loan obligations, specialty finance companies and other operating companies.

The SBCA Act, among other things, amended Section 61(a) of the 1940 Act to add a new Section 61(a)(2) which reduces the asset coverage requirements applicable to BDCs from 200% to 150% (a 2:1 debt-to-equity ratio), so long as the BDC meets certain disclosure and approval requirements. Section 61(a)(2) provides that before the reduced asset coverage requirements are effective with respect to a BDC, the application of that section of the 1940 Act to such BDC must be approved by either (1) a “required majority,” as defined in the Section 57(o) of the 1940 Act, of such BDC’s board of directors or (2) a majority of votes cast at a special or annual meeting of such BDC’s stockholders at which a quorum is present.

For the reasons set forth below under the header “Recommendation and Rationale,” the Board has determined to recommend that stockholders approve the Leverage Proposal because it believes that it is advisable and in the best interests of the Company and its stockholders for the reduced asset coverage ratio to apply to the Company to increase the Company’s flexibility to incur additional leverage to pursue attractive investment opportunities. In general, the Company may currently borrow $1 for investment purposes for every $1 of investor equity. Under the Leverage Proposal, the Company would be permitted to borrow $2 for investment purposes for every $1 of investor equity. Therefore, the Company is seeking the approval of stockholders at the Annual Meeting to reduce the Company’s asset coverage requirements so that the reduced asset coverage requirements for senior securities in Section 61(a)(2) of the 1940 Act will apply to the Company and the Company may double the maximum amount of its permitted borrowings. Any section headers and sub-headers below “Recommendation and Rationale” are for convenience only and do not denote that the Board afforded greater or less consideration to any particular matter.

If the Leverage Proposal is approved by the stockholders at the Annual Meeting, commencing on the first date after such approval, the Company will be required to maintain asset coverage for its senior securities of 150% (i.e. $2 of debt for investment purposes outstanding for each $1 of investor equity) rather than 200% (i.e. $1 of debt for investment purposes outstanding for each $1 of investor equity), which would permit the Company to increase the maximum amount of leverage that it is permitted to incur. The Company will then be able to double the maximum amount of its permitted borrowings.

~~In connection with the approval of the mergers of FSIC III, FSIC IV and CCT II, other BDCs advised by the Advisor, into the Company in December 2019 (such transaction, the “Mergers”), the stockholders of the Company, FSIC III, FSIC IV and CCT II approved, on a non-binding, advisory basis, the issuance of a new class of perpetual preferred stock of the Company with an aggregate liquidation preference representing approximately 20% of the Company’s net asset value to all holders of the Company’s common stock on a pro rata basis (the “Recapitalization Transaction”). It is anticipated the shares of preferred stock will have an annual preferred dividend of 5.5%, which will accumulate from the original issue date and be paid quarterly on January 31, April 30, July 31 and October 31 as declared by the Board, and in each case, will be paid prior to dividends on shares of the Company’s common stock. The preferred stock will rank senior in right of payment to shares of the Company’s common stock, will rank equal in right of payment with any other series of preferred shares the Company may issue in the future and will be subordinated in right of payment to the Company’s and its subsidiaries’ existing and future indebtedness. It is contemplated that the holders of shares of preferred stock will not have voting rights in respect of their shares of preferred stock, except that they will, voting as a separate class, be entitled to appoint two directors to the Board. Notwithstanding the foregoing, however, it is expected that if the preferred stockholders have not received distributions for any two year period, the preferred stockholders shall be given the right to elect the majority of the Board.~~

~~The liquidation preference of each share of preferred stock is anticipated to be $25.00 per share, and the Company expects to value the shares of preferred stock at their liquidation preference. After the five year anniversary of the Recapitalization Transaction, it is expected that the Company will be able to elect, in its discretion, to redeem the preferred stock, in whole or in part, for the liquidation preference per share of preferred stock plus accumulated and unpaid distributions satisfied through a cash payment. Notwithstanding the foregoing, the terms of the preferred stock are expected to include a provision that provides that if at any time following the Recapitalization Transaction, the Board determines in good faith that the Company’s breach of the applicable asset coverage ratio requirement is imminent, the Company may redeem the preferred stock, in whole or in part, for an amount equal to the liquidation preference per share of preferred stock, plus accumulated and unpaid distributions, satisfied by either (i) a cash payment or (ii) the delivery of shares of the Company’s common stock with an aggregate net asset value equal to such amount.~~

If the Leverage Proposal is approved, the Company currently expects that it would incrementally increase leverage from (i) 225% to 200% (0.80x to 1.00x debt-to-equity), with an initial target of 220% (0.85x debt-to-equity) ~~without giving effect to the Recapitalization Transaction and (ii) 195% to 180% (1.05x to 1.25x debt-to-equity), with an initial target of 191% (1.10x debt-to-equity) after giving effect to the Recapitalization Transaction.~~

Recommendation and Rationale

On February 20, 2020, the Board unanimously recommended that the stockholders vote in favor of the application of the reduced asset coverage requirements in Section 61(a)(2) of the 1940 Act to the Company. The Board concluded that the Leverage Proposal is in the best interests of the Company and the stockholders. In doing so, the Board considered and evaluated various factors, including the following (each, as discussed more fully below):

•

the ability to flexibly manage the Company following the mergers of FSIC III, FSIC IV and CCT II, other BDCs advised by the Advisor, into the Company in December 2019 (such transaction, the “Mergers”) to take advantage of attractive investment opportunities and the current composition of the Company’s portfolio;

•	the potential impact (both positive and negative) on net investment income, return to stockholders and net asset value;

•

the increased cushion to the asset coverage requirement at the initial target leverage to be utilized by the Company, particularly following the ~~Recapitalization Transaction~~ Company’s previously contemplated issuance of shares of preferred stock;

•	the additional risks to stockholders in light of increased leverage relative to benefits of the use of increased leverage; and

•	the impact on the Company’s expenses, including the increased interest payments on borrowed funds and advisory fees payable by the Company to the Advisor and the related conflicts of interest.

The Company’s investment strategy, including its strategy for selecting investments, will not change if the Leverage Proposal is approved.